Exhibit 99.1

FOR IMMEDIATE RELEASE

Houston, Texas - October 18, 2007

               McDermott Appoints Dennis Baldwin as Vice President
                          and Chief Accounting Officer

McDermott International, Inc. (NYSE: MDR) ("McDermott" or the "Company") announced today that Dennis S. Baldwin has joined the Company as Vice President and Chief Accounting Officer. In this role, Mr. Baldwin replaces Michael S. Taff, who was appointed Senior Vice President & Chief Financial Officer in April 2007.

With 23 years of financial and accounting experience, Baldwin comes to McDermott from Integrated Electrical Services where he served as Chief Accounting Officer. Prior to Integrated Electrical Services, Baldwin served as vice president and corporate controller for two energy service companies, Veritas DGC, Inc. and Universal Compression Holdings, Inc. In addition, Baldwin held a variety of financial and accounting roles at Cemex, Cooper Industries and Price Waterhouse. Baldwin holds a Bachelor of Business Administration degree in Accounting from Sam Houston State University, a Master of Business Administration degree from the University of Houston, and is a Certified Public Accountant in Texas.

"We are pleased to welcome Dennis to McDermott," said Mike Taff, Senior Vice President and Chief Financial Officer of McDermott. "His background and experience will be a valuable addition to our financial management team."

McDermott is an engineering and construction company, with specialty manufacturing and service capabilities, focused on energy infrastructure. McDermott's customers are predominantly utilities and other power generators, major and national oil companies, and the United States Government. With its global operations, McDermott operates in over 20 countries with more than 20,000 employees, and can be found on the internet at www.mcdermott.com.

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CONTACT: Jay Roueche or Robby Bellamy
         Investor Relations & Corporate Communications
         (281) 870-5011